Exhibit 28 (e)(3) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit E

to the

Distributor's Contract

FEDERATED GOVERNMENT INCOME SECURITES, INC.

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated July 17, 1996, between Federated Government Income Securities, Inc. (the “Corporation”) and Federated Securities Corp.(“FSC”) with respect to the Class of shares set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Corporation.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated the 17th day of July, 1996 between the Corporation and FSC, the Corporation executes and delivers this Exhibit with respect to the Class T Shares thereof, first set forth in this Exhibit.

FEDERATED GOVERNMENT INCOME SECURITIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President